Exhibit 10.4

                                                                                     Norwegian Shipbrokers’ Association’s
MEMORANDUM OF AGREEMENT                                                                                                                                                                                        Memorandum of Agreement for sale and
                                                                                     purchase of ships.  Adopted by the Baltic
                                                                                     and International Maritime Council
Dated: 7th May 2008                                                (BIMCO ) in 1956.
                                                        Code-name
                                                                           SALEFORM 1993
                                                                                     Revised 1966, 1983 and 1986/7

BOCIMAR INTERNATIONAL N.V., hereinafter called the Sellers, have agreed to sell, and

GENCO ____________ LLC, a Marshall Islands limited liability company fully guaranteed by Genco Shipping and Trading Limited hereinafter called the Buyers, have agreed to buy

Name: M/V CMB ________

Classification Society/Class: BUREAU VERITAS (BV)

Built: _____ 2007                                           By:  Jiangnan Shipyard (Group) Co., Ltd

Flag: Belgian                                               Place of Registration: Antwerp

Call Sign:                                                   Grt/Nrt:

IMO Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking Days” are days on which banks are open both in the country of Belgium and the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price: US$ ___________ (United States Dollars ____________ Million)

2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 15% (fifteen per cent) of the Purchase Price within 3 (three) Banking Days from the date of the exchange by fax/e-mail of a copy of this Agreement signed by the Sellers and the Buyers.  This deposit shall be placed with Sellers’ nominated bank, and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding/lifting the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The Buyers shall lodge the balance of the Purchase money with the Sellers’ nominated Bank not later than one banking day prior to the estimated date of delivery of the Vessel which shall be released against presentation of a copy of the protocol of delivery and acceptance signed by the Buyers and Sellers.  The said Purchase Price shall be paid in full free of bank charges to Sellers’ account on delivery of the Vessel but not later than 3 banking days after the Vessel is in all respects physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*          The Buyers have inspected and accepted the Vessel’s Class Records and have waived their right for inspection.  The Vessel is therefore accepted by the Buyers and this sale is outright.

and the sale is outright and definite,

b) *         [The Buyers have also accepted the Vessel’s classification records.]

4 a) and 4b) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 4a) to apply.

5.	Notices, time and place of delivery

a)           The Sellers shall provide the Buyers with 45 (fourty five), 30 (thirty), 15 (fifteen) and 5 (five) days approximate notice of the estimated time of delivery and 1 (one) day definite notice of delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)           The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at Sellers’ option

Place or Yard: at Sellers’ option.

Expected time of delivery:  _________________ 2008.  The Vessel will be delivered to the Buyers upon completion of the [current voyage / current time charterparty expiring latest September 30th 2008 without any intervening voyages by the Sellers

c)           Date of cancelling (see clauses 5 c), 6b) (iii) and 14): ___________ 2008

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date.  Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within 7 running days notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)           Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Divers Inspection

a)**

b)**        (i) The Vessel is to be delivered without drydocking.  However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society as soon as practicably possible upon arrival at the port of delivery.  The Sellers shall at their cost make the Vessel available for such inspection.  The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.  If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii)           If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules.  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*.

Should damage(s) be found to the underwater parts which affect the clean certificate of class of the Vessel but which in the opinion of the Class surveyor present does or do not require drydocking prior to the next scheduled drydocking of the Vessel, the Buyers and the Sellers, if they cannot agree on adequate compensation, are to apply to 2 (two) reputable ship repairers in P.R. China or Singapore, 1 (one) to be selected by the Buyers and 1 (one) to be selected by the Sellers, in order to obtain quotations for the direct cost to repair the specified damage(s) only.  Thereafter, it will be at the option of the Sellers whether to repair such damage(s) prior to delivery or to deliver the Vessel with the said damage(s) against a reduction in the Purchase Price of the cost of repairs, which are agreed to be defined as the average of the 2 (two) quotations obtained.  The Classification Society shall be the sole arbitrator as to whether any damage found may constitute a condition/recommendation.

(iii)           If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b).  Once drydocking has taken place the Sellers shall deliver the Vessel at the port of drydocking which shall, for the purpose of this Clause, become the new port of delivery.

c)           If the Vessel is drydocked pursuant to Clause 6 b) above

(i)           the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor.  If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle.  The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society.  The drawing and refitting of the tailshaft shall be arranged by the Sellers.  Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii)           the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses.  The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)           the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system.  In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)           the Buyers’ representative shall have the right to be present in the dry-dock at his risk, but without interfering with the work or decisions of the Classification surveyor.

(v)           the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery.  If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense.  In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).  Responsibility for undocking will be for Buyers’ account.

*           Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**         6a) and 6b) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 6a) to apply.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded.  Forwarding charges, if any, shall be for the Buyers’ account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.  The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.  Unused stores and provisions, if any, shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Oxygen and acetylene bottles

Videotel safety movies

The Buyers shall take over the remaining bunkers and unused greases and lubricating oils in tanks and drums as onboard and pay to the Sellers the contract price as evidenced by invoices/vouchers.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: a venue nominated by the Sellers

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with satisfactory documentation reasonably required to effect the registration of the Vessel under the flag and ownership of the Buyers to be listed in Addendum to this Agreement.  Such documentation to be incorporated into an addendum to the MOA.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers, the classification certificate(s) as well as plans, etc., which are on board the Vessel.  Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain the same, in which case the Buyers to have the right to take copies.  Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same at Buyers’ costs.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from encumbrances, mortgages and maritime liens or any other debts whatsoever.  The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel, which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over [“as is where is” / as she was at the time of inspection, fair wear and tear excepted].

However, the Vessel shall be delivered with her class maintained without condition/ recommendation except for the Temporary repaired side shell plate IWO No.2 Void Space in bet. Fr. No. 145-148, SL9-11, (Strake N), free of average damage affecting the Vessel’s class and with her classification certificates and national and international certificates, as well as all other certificates the Vessel [had at the time of inspection], clean, valid and unextended without condition/recommendation by Class or the relevant authorities

[“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement.  If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.]

*           Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/Markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel marking.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel this Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 Banking Days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after the Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be in all respects physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness is given, the Buyers shall retain their option to cancel.  In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel, as observers only and without interference with the working of the Vessel, at their sole risk and expense at the last loading port in final voyage.  These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.  Victualling expenses and communication expenses of Buyers’ representatives are for Buyers’ account and will be paid together with the Purchase Price.

16.	Arbitration

a)*           This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party.  On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)*

c)*

*16 a), b) and 16 c) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 16 a) to apply.

Clause 17

Negotiations are to be kept strictly private and confidential.  Sellers and Buyers are public companies and may have to make public announcement of this transaction, in which case Buyers’[–Sellers’] name not to be disclosed without the prior approval of the Buyers[ – the Sellers].

Clause 18

As the Buyers interests shall be subject to United States of America (“USA”) and United Nations (“UN”) laws/regulations/sanctions.  The Sellers shall not be entitled to deliver the Vessel to the Buyers in any port that would result in any contravention whatsoever of any of those laws/regulations/sanctions.  The Buyers represent that the following countries are subject to USA’s laws/regulations/sanctions: Former Yugoslavia, Belarus, Burma, Ivory Coast, Cuba, Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, Zimbabawe.

The Sellers                                                                                            The Buyers

/s/ Benoit Timmermans                                         /s/ Robert Gerald Buchanan
For and on behalf of                              For and on behalf of
BOCIMAR INTERNATIONAL NV                   GENCO _____________ LLC
Name:  Benoit Timmermans                          Name: Robert G. Buchanan
Title:  Director                                                                                        Title: Manager
                                          9th May 2008